Exhibit 107
Calculation of Filing Fee Table
FORM S-8
(Form Type)
BLUE BIRD CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h) under the Securities Act	900,000	63.49	57,141,000	0.0001381	7,891.17
Total Offering Amounts					57,141,000		7,891.17
Total Fees Offsets(3)							-
Net Fee Due							7,891.17

(1)This Registration Statement covers an additional 900,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of Blue Bird Corporation (the “Registrant”), being newly registered hereunder and authorized for issuance under the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan, effective November 21, 2025 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or sold under the Plan by reason of any substitutions or adjustments of shares to account for any change in capitalization, including any stock dividend, stock split, reverse split, split up, spin-off, recapitalization, or other distribution of stock or property of the Company, combination or exchange of shares of common stock, dividend in kind, or other like change in capital structure.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and the low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Market on May 5, 2026.
(3)There are no fee offsets.
SGR/81587850.5